Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-171706) and related Prospectus of Rovi Corporation and subsidiaries to be filed for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 12, 2010, with respect to the 2009 and 2008 consolidated financial statements of Rovi Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Rovi Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 27, 2011